For the fiscal period ended (s) 6/30/97
File number 811-3623

                         SUB-ITEM 77-0

                         EXHIBITS

          Transactions Effected Pursuant to Rule 10f-3

I.   Equity Portfolio

1.   Name of Issuer
     Nationwide Financial Svcs

2.   Date of Purchase
     3/5/97

3.   Number of Securities Purchased
     32,000

4.   Dollar Amount of Purchase
     $752,000

5.   Price Per Unit
     $23.50

6.   Name(s) of Underwriter(s) or Dealer(s)
      From whom Purchased
     First Boston

7.   Other Members of the Underwriting Syndicate
       See Exhibit A

EXHIBIT A

UNDERWRITER
Morgan Stanley & Co. Incorporated
J.P. Morgan Securities Inc.
Goldman Sachs & Co.
Lehman Brothers
Salomon Brothers Inc.
Smith Barney Inc.
Bear, Stearns & Co. Inc.
Alex Brown & Sons Incorporated
Credit Suisse First Boston Corporation
Dean Witter Reynolds Inc.
Deutsche Morgan Grenfell Inc.
Dillon, Read & Co. Inc.
Donaldson Lufkin & Jenrette Securities Corporation
Invemed Associates, Inc.
A. G. Edwards & Sons Inc.
Merril Lynch, Pierce, Fenner & Smith Incorporated
Oppenheimer & Co. Inc.
PaineWebber Incorporated
Prudential Securities Incorporated
Schroder Wertheim & Co. Incorporated
Sanford C. Bernstein & Co. Inc.
Wasserstein Perella Securities, Inc.
Advest, Inc.
Blaylock & Partners, L.P.
Conning & Company
Dain Bosworth Incorporated
Doley Securities, Inc.
Dowling & Partners Securities, LLC
Everen Securities, Inc.
Fox-Pitt, Kelton Inc.
Janney Montgomery Scott Inc.
Ladenburg, Thalmann & Co. Inc.
Furman Selz L.L.C.
M.R. Beal & Company
McDonald & Co. Securities, Inc.
Neuberger & Berman
The Robinson-Humphrey Company, Inc.
Stephens Inc.
The Ohio Company
Ormes Capital Markets, Inc.
Paulsen Securities
Ragen MacKenzie Incorporated
Raymond James & Associates, Inc.
Sands Brothers & Co., Ltd.
Trilon International Inc.
Utendahl Capital Partners, L.P.
WR Lazard, Laidlaw Inc.